Exhibit 99.1

Power Integrations Reports First-Quarter Financial Results

GAAP earnings were $0.25 per diluted share; non-GAAP earnings were $0.41 per diluted share; revenues were $89.2 million

SAN JOSE, Calif.--(BUSINESS WIRE)--April 25, 2019--Power Integrations (Nasdaq: POWI) today announced financial results for the quarter ended March 31, 2019. Net revenues for the first quarter were $89.2 million, down four percent from the prior quarter and down 13 percent from the first quarter of 2018. Net income was $7.2 million or $0.25 per diluted share compared to $0.77 per share in the prior quarter and $0.46 in the first quarter of 2018. (The prior quarter’s results included a tax benefit from the revision of prior estimates of the transition tax from the 2017 U.S. tax legislation.) Cash flow from operations was $1.1 million for the first quarter.

In addition to its GAAP results, the company provided certain non-GAAP measures that exclude stock-based compensation, amortization of acquisition-related intangible assets, the tax effects of these items, and the above-mentioned tax benefit. Non-GAAP net income for the first quarter of 2019 was $12.1 million or $0.41 per diluted share, compared with $0.54 per diluted share in the prior quarter and $0.67 per diluted share in the first quarter of 2018.

Commented Balu Balakrishnan, president and CEO of Power Integrations: “As expected, our first-quarter results reflect the slowdown being felt across the industry. However, we expect strong sequential growth in the second quarter driven largely by increased demand from fast-charging applications in the smartphone market. With the arrival of USB PD technology, we expect adoption of faster chargers to accelerate as OEMs look for new ways to differentiate their products.”

Additional Highlights

  Power Integrations repurchased approximately 121,000 shares of its common stock during the first quarter, utilizing $7.3 million. At quarter end, $43.9 million remained available in the company’s repurchase authorization.
  The company paid a dividend of $0.17 per share on March 29, 2019. A dividend of $0.17 per share will be paid on June 28, 2019 to stockholders of record as of May 31.

Financial Outlook

The company issued the following forecast for the second quarter of 2019:

  Revenues are expected to be $100 million plus or minus $3 million.
  GAAP gross margin is expected to be between 50.5 percent and 51 percent. Non-GAAP gross margin is expected to be between 51.5 percent and 52 percent. (The difference between the expected GAAP and non-GAAP gross margins is composed of approximately 0.7 percentage points from amortization of acquisition-related intangible assets and 0.3 percentage points from stock-based compensation.)
  GAAP operating expenses are expected to be between $42.5 million and $43 million; non-GAAP operating expenses are expected to be between $36 million and $36.5 million. (Non-GAAP expenses are expected to exclude approximately $6.1 million of stock-based compensation and $0.4 million of amortization of acquisition-related intangible assets.)

Conference Call Today at 1:30 p.m. Pacific Time

Power Integrations management will hold a conference call today at 1:30 p.m. Pacific time. Members of the investment community can join the call by dialing 1-647-689-4187. The call will also be available on the investor section of the company's website, http://investors.power.com.

About Power Integrations

Power Integrations, Inc. is a leading innovator in semiconductor technologies for high-voltage power conversion. The company’s products are key building blocks in the clean-power ecosystem, enabling the generation of renewable energy as well as the efficient transmission and consumption of power in applications ranging from milliwatts to megawatts. For more information please visit www.power.com.

Note Regarding Use of Non-GAAP Financial Measures

In addition to the company's consolidated financial statements, which are presented according to GAAP, the company provides certain non-GAAP financial information that excludes stock-based compensation expenses recorded under ASC 718-10, amortization of acquisition-related intangible assets, the tax effects of these items, and tax benefits associated with the 2017 U.S. tax legislation. The company uses these measures in its financial and operational decision-making and, with respect to one measure, in setting performance targets for compensation purposes. The company believes that these non-GAAP measures offer important analytical tools to help investors understand its operating results, and to facilitate comparability with the results of companies that provide similar measures. These non-GAAP measures have limitations as analytical tools and are not meant to be considered in isolation or as a substitute for GAAP financial information. For example, stock-based compensation is an important component of the company’s compensation mix, and will continue to result in significant expenses in the company’s GAAP results for the foreseeable future, but is not reflected in the non-GAAP measures. Also, other companies, including companies in Power Integrations’ industry, may calculate non-GAAP measures differently, limiting their usefulness as comparative measures. Reconciliations of non-GAAP measures to GAAP measures are attached to this press release.

Note Regarding Forward-Looking Statements

The above statements regarding the company’s forecast for its second-quarter financial performance and expectations for a sequential recovery in the second quarter driven largely by increased demand from fast-charging applications in the smartphone market are forward-looking statements reflecting management's current expectations and beliefs. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt change. Due to risks and uncertainties associated with the company's business, actual results could differ materially from those projected or implied by these statements. These risks and uncertainties include, but are not limited to: changes in global macroeconomic conditions, including changing tariffs and uncertainty regarding trade negotiations, which may impact the level of demand for the company’s products; potential changes and shifts in customer demand away from end products that utilize the company's integrated circuits to end products that do not incorporate the company's products; the effects of competition, which may cause the company’s revenues to decrease or cause the company to decrease its selling prices for its products; the outcome and cost of patent litigation, which may affect sales of the company’s products or could result in higher expenses and charges than currently expected; unforeseen costs and expenses; and unfavorable fluctuations in component costs or operating expenses resulting from changes in commodity prices and/or exchange rates. In addition, new product introductions and design wins are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects and market acceptance of the new products. These and other risk factors that may cause actual results to differ are more fully explained under the caption “Risk Factors” in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on February 13, 2019. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by the rules and regulations of the SEC.

Power Integrations and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc.

POWER INTEGRATIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per-share amounts)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
NET REVENUES	$89,188	$93,307	$103,081

COST OF REVENUES	43,714	45,302	49,537

GROSS PROFIT	45,474	48,005	53,544

OPERATING EXPENSES:
Research and development	17,946	17,965	17,481
Sales and marketing	12,590	12,746	12,574
General and administrative	8,390	8,796	9,014
Amortization of acquisition-related intangible assets	427	455	514
Total operating expenses	39,353	39,962	39,583

INCOME FROM OPERATIONS	6,121	8,043	13,961

Other income, net	1,152	1,297	836

INCOME BEFORE INCOME TAXES	7,273	9,340	14,797

PROVISION (BENEFIT) FOR INCOME TAXES	40	(13,396)	597

NET INCOME	$7,233	$22,736	$14,200

EARNINGS PER SHARE:
Basic	$0.25	$0.78	$0.48
Diluted	$0.25	$0.77	$0.46

SHARES USED IN PER-SHARE CALCULATION:
Basic	28,951	29,164	29,799
Diluted	29,446	29,651	30,552

SUPPLEMENTAL INFORMATION:

Stock-based compensation expenses included in:
Cost of revenues	$271	$313	$249
Research and development	1,632	1,944	1,839
Sales and marketing	1,061	1,222	1,276
General and administrative	1,443	1,963	2,261
Total stock-based compensation expense	$4,407	$5,442	$5,625

Cost of revenues includes:
Amortization of acquisition-related intangible assets	$794	$813	$813

General & administrative expenses include:
Patent-litigation expenses	$2,317	$2,304	$1,897

REVENUE MIX BY END MARKET
Communications	18%	20%	19%
Computer	5%	6%	5%
Consumer	39%	34%	40%
Industrial	38%	40%	36%

POWER INTEGRATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP RESULTS
(in thousands, except per-share amounts)

		Three Months Ended
		March 31, 2019	December 31, 2018	March 31, 2018
	RECONCILIATION OF GROSS PROFIT
	GAAP gross profit	$45,474	$48,005	$53,544
	GAAP gross margin	51.0%	51.4%	51.9%

	Stock-based compensation included in cost of revenues	271	313	249
	Amortization of acquisition-related intangible assets	794	813	813

	Non-GAAP gross profit	$46,539	$49,131	$54,606
	Non-GAAP gross margin	52.2%	52.7%	53.0%

	RECONCILIATION OF OPERATING EXPENSES
	GAAP operating expenses	$39,353	$39,962	$39,583

Less:	Stock-based compensation expense included in operating expenses
	Research and development	1,632	1,944	1,839
	Sales and marketing	1,061	1,222	1,276
	General and administrative	1,443	1,963	2,261
	Total	4,136	5,129	5,376

	Amortization of acquisition-related intangible assets	427	455	514

	Non-GAAP operating expenses	$34,790	$34,378	$33,693

	RECONCILIATION OF INCOME FROM OPERATIONS
	GAAP income from operations	$6,121	$8,043	$13,961
	GAAP operating margin	6.9%	8.6%	13.5%

Add:	Total stock-based compensation	4,407	5,442	5,625
	Amortization of acquisition-related intangible assets	1,221	1,268	1,327

	Non-GAAP income from operations	$11,749	$14,753	$20,913
	Non-GAAP operating margin	13.2%	15.8%	20.3%

	RECONCILIATION OF PROVISION (BENEFIT) FOR INCOME TAXES
	GAAP provision (benefit) for income taxes	$40	$(13,396)	$597
	GAAP effective tax rate	0.5%	-143.4%	4.0%

	Impact of U.S. tax legislation	-	(9,687)	-
	Tax effect of adjustments to GAAP results	(799)	(3,846)	(789)

	Non-GAAP provision for income taxes	$839	$137	$1,386
	Non-GAAP effective tax rate	6.5%	0.9%	6.4%

	RECONCILIATION OF NET INCOME PER SHARE (DILUTED)
	GAAP net income	$7,233	$22,736	$14,200

	Adjustments to GAAP net income
	Stock-based compensation	4,407	5,442	5,625
	Amortization of acquisition-related intangible assets	1,221	1,268	1,327
	Impact of U.S. tax legislation	-	(9,687)	-
	Tax effect of items excluded from non-GAAP results	(799)	(3,846)	(789)

	Non-GAAP net income	$12,062	$15,913	$20,363

	Average shares outstanding for calculation of non-GAAP net income per share (diluted)	29,446	29,651	30,552

	Non-GAAP net income per share (diluted)	$0.41	$0.54	$0.67

	GAAP net income per share	$0.25	$0.77	$0.46

POWER INTEGRATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$125,795	$134,137
Short-term marketable securities	92,901	94,451
Accounts receivable, net	20,545	11,072
Inventories	85,080	80,857
Prepaid expenses and other current assets	16,798	11,915
Total current assets	341,119	332,432

PROPERTY AND EQUIPMENT, net	113,713	114,117
INTANGIBLE ASSETS, net	20,073	21,152
GOODWILL	91,849	91,849
DEFERRED TAX ASSETS	5,733	6,906
OTHER ASSETS	28,018	22,241
Total assets	$600,505	$588,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$33,432	$31,552
Accrued payroll and related expenses	11,512	12,131
Taxes payable	706	933
Other accrued liabilities	5,271	3,750
Total current liabilities	50,921	48,366

LONG-TERM LIABILITIES:
Income taxes payable	8,789	8,652
Deferred tax liabilities	204	216
Other liabilities	9,290	4,391
Total liabilities	69,204	61,625

STOCKHOLDERS' EQUITY:
Common stock	28	28
Additional paid-in capital	127,769	126,164
Accumulated other comprehensive loss	(1,361)	(1,689)
Retained earnings	404,865	402,569
Total stockholders' equity	531,301	527,072
Total liabilities and stockholders' equity	$600,505	$588,697

POWER INTEGRATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,233	$22,736	$14,200
Adjustments to reconcile net income to cash provided by operating activities
Depreciation	4,610	4,549	4,931
Amortization of intangible assets	1,255	1,300	1,348
Loss on disposal of property and equipment	96	98	38
Stock-based compensation expense	4,407	5,442	5,625
Amortization of premium (accretion of discount) on marketable securities	(110)	(115)	262
Deferred income taxes	1,161	(3,070)	(140)
Increase (decrease) in accounts receivable allowances	(180)	(198)	5
Change in operating assets and liabilities:
Accounts receivable	(9,293)	2,868	(934)
Inventories	(4,223)	(6,656)	(6,121)
Prepaid expenses and other assets	(4,229)	1,226	(3,141)
Accounts payable	1,220	(1,311)	233
Taxes payable and other accrued liabilities	(871)	(8,540)	(577)
Net cash provided by operating activities	1,076	18,329	15,729

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,459)	(5,557)	(6,491)
Acquisition of technology licenses	(214)	-	(500)
Purchases of marketable securities	(4,793)	(4,612)	-
Proceeds from sales and maturities of marketable securities	6,787	10,050	52,366
Net cash provided by (used in) investing activities	(1,679)	(119)	45,375

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock	4,500	803	4,657
Repurchase of common stock	(7,302)	(28,776)	(33,314)
Payments of dividends to stockholders	(4,937)	(4,651)	(4,775)
Proceeds from draw on line of credit	-	-	8,000
Payments on line of credit	-	-	(8,000)
Net cash used in financing activities	(7,739)	(32,624)	(33,432)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,342)	(14,414)	27,672

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	134,137	148,551	93,655

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$125,795	$134,137	$121,327

CONTACT:
Joe Shiffler
Power Integrations, Inc.
(408) 414-8528
joe@power.com